Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
Industrial Property Operating Partnership LP	Delaware
IPT Real Estate Holdco LLC	Delaware
IPT Acquisitions LLC	Delaware
IPT West Valley DC LLC	Delaware
IPT Century DC GP LLC	Delaware
IPT Century DC LP	Delaware
IPT Oakesdale CC LLC	Delaware